NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS THIRD QUARTER 2007 RESULTS AND PROVIDES FOURTH QUARTER 2007 FORECASTS

AUSTIN, Texas, Nov. 6 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the third quarter and nine months ended September 30, 2007.

THIRD QUARTER 2007 RESULTS

Our net daily production volumes for the third quarter 2007 were 43.4 MMcfe per day, an increase of 20% when compared to the third quarter 2006. Third quarter 2007 revenues from the sale of oil and natural gas including derivative hedging settlements but excluding unrealized derivative hedging gains and losses were up 22% to $31.5 million when compared to the third quarter last year. Increased production volumes and increased oil and natural gas prices increased revenue by $4.0 and $1.0 million, respectively. Higher derivative hedging settlements increased oil and natural gas revenue by $0.6 million.

Our average realized price for natural gas during the third quarter 2007 was $7.31 per Mcf, which included a $0.60 per Mcf gain due to the settlement of our natural gas derivative contracts. This compares to an average realized price in the third quarter 2006 of $6.99, which included a $0.51 per Mcf gain due to the settlement of our natural gas derivative contracts. During the third quarter 2007, our average realized price for oil was $73.43 per barrel, which included a $0.22 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the third quarter 2006 of $72.36, which included a $0.50 per barrel gain due to the settlement of our oil derivative contracts.

Our per unit production costs, which include costs for operating and maintaining (O&M expense) our wells, expensed workovers, ad valorem taxes and production taxes, were down $0.31 per Mcfe, or 26%, when compared to the third quarter last year. Our per unit O&M expense decreased by $0.16 per Mcfe, or 25%, from the corresponding period last year because of a decrease in salt water disposal, chemical treating, and compressor and equipment rental. The September 1, 2007 sale of our Anadarko Basin Granite Wash properties largely drove the decrease in salt water disposal costs. Production tax expense decreased $0.15 per Mcfe, or 38%, from the third quarter 2006. The decrease was due to a $0.2 million increase in tax credits associated with high cost gas production tax abatements. The increase in tax credits is partially attributable to the fact that we are recording credits immediately upon commencing production from our Vicksburg and Mills Ranch wells given our 100% success rate in applying for credits rather than deferring recognition until receiving approval from relevant government authority. In addition, our ad valorem taxes decreased $0.03 per Mcfe, or 21%, due to a decrease in estimated property valuations for our oil and natural gas properties during 2007. These decreases were offset by an increase in expensed workovers of $0.03 per Mcfe, or 75%, largely attributable to work performed in our Providence Field.

Per unit general and administrative (G&A) expense for the third quarter 2007 increased 5% to $0.64 per Mcfe from the third quarter 2006 as higher compensation and travel costs offset higher production volumes. Roughly 87% of the increase in compensation expense was attributable to an increase in non-cash share-based compensation expense under FAS 123(R). Our depletion expense for the third quarter 2007 was $14.8 million ($3.78 per Mcfe) compared to $11.9 million ($3.67 per Mcfe) in the third quarter last year. Our increased production volumes accounted for 85% of the increase in third quarter 2007 depletion expense, while our increased depletion rate accounted for the remaining 15% of the increase in depletion expense. The increase in our depletion rate was a result of an increase in the cost of reserve additions.

Our operating income for the third quarter 2007 increased by 27% to $10.1 million from the third quarter 2006.

Our net interest expense for the third quarter 2007 increased by $1.3 million, or 49%, from last year. The increase was associated with our higher weighted average debt outstanding and a higher weighted average cost of debt attributable to our $35 million senior notes add-on, which was completed in April 2007. Our weighted average debt outstanding for the third quarter 2007 was $186.6 million compared to $135.1 million in the third quarter last year.

We recorded deferred income tax expense of $2.3 million in the third quarter of this year, compared to deferred income tax expense of $3.1 million in the third quarter last year. Lower taxes were attributable to both a decrease in income before taxes and the adjustment of our 2006 income tax accrual.

Our reported net income for the third quarter 2007 was $4.2 million ($0.09 per diluted share) compared to net income of $5.2 million ($0.12 per diluted share) in the third quarter last year. Our after-tax earnings in the third quarter 2007, excluding the impact of our unrealized derivative losses, were $4.4 million ($0.10 per diluted share) and our after-tax earnings in the third quarter 2006, excluding both unrealized derivative gains and non-cash gains associated with the ineffective portion of our cash flow hedges, were $3.7 million ($0.08 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the effect of the above items is included in our accompanying financial tables found later in this release.

At September 30, 2007, we had $10.5 million in cash and $528.5 million of total assets. After repaying the outstanding balance under our senior credit facility with the $35.4 million in proceeds from our Anadarko Basin Granite Wash asset sale, we had a debt to book capitalization ratio of 38% at the end of the third quarter 2007.

The table below lists our oil and gas capital expenditures.

	Three months ended September 30,
	2007	2006
	(in thousands)

Drilling	$18,841	$39,314
Net land and G&G	4,545	12,690
Capitalized costs	2,901	2,492
Capitalized FAS 143 ARO	97	37
Total oil and gas capital expenditures (a)	$26,384	$54,533

(a)	Excludes the impact of our September 1, 2007 Anadarko Basin Granite Wash asset sale.

FIRST NINE MONTHS 2007 RESULTS

Average daily production volumes for the first nine months 2007 were 43.6 MMcfe per day, an increase of 21% when compared to the first nine months of last year. First nine months 2007 revenues from the sale of oil and natural gas including derivative hedging settlements but excluding unrealized derivative gains and losses were up 23% to $95.7 million when compared to the corresponding period last year. Increased production volumes and 7% increase in our natural gas sales price increased revenue by $12.8 and $4.4 million, respectively. Oil and natural gas derivative hedging settlements increased revenue by $0.8 million.

Our average realized price for natural gas during the first nine months of 2007 was $7.56 per Mcf, which included a $0.33 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price of $7.12 per Mcf for the first nine months of last year, which included a $0.34 per Mcf gain due to the settlement of our natural gas derivative contracts. Our average realized price for oil for the first nine months of 2007 was $67.26 per barrel, which included a $0.31 per barrel gain due to the settlement of our oil derivative contracts. This compares to an average realized price in the first nine months of 2006 of $67.22, which was not impacted by the settlement of our oil derivative contracts.

Our per unit production costs for the first nine months 2007 were down $0.31 per Mcfe, or 27%, when compared to that in the same period last year. Production taxes decreased $0.22 per Mcfe, or 63%, because of a $2.4 million increase in the aforementioned production tax credits. O&M expense decreased $0.07 per Mcfe, or 11%, because of decreases in salt water disposal and chemical treating expense. Ad valorem taxes decreased $0.03 per Mcfe, or 21%, because of a decrease in property valuations for our oil and natural gas properties.

Increased production volumes more than offset higher stock compensation and payroll costs and resulted in our per unit G&A expense decreasing by 3% to $0.59 per Mcfe in the first nine months 2007. Roughly 62% of the increase in compensation expense was attributable to an increase in non-cash share-based compensation expense under FAS 123(R).

Our depletion expense for the first nine months 2007 was $45.3 million ($3.85 per Mcfe) compared to $33.3 million ($3.41 per Mcfe) in the first nine months of last year. Increased production volumes accounted for 57% of the increase, while an increase in our depletion rate accounted for the remaining 43% of the increase. The increase in our depletion rate was primarily a result of an increase in the cost of reserve additions.

In the second quarter 2007, we recorded a $6.5 million non-cash ceiling test impairment charge ($4.1 million after-tax) on our oil and gas properties, which impacted our first nine months 2007 results. A ceiling test impairment is recorded when the capitalized cost of our oil and gas properties exceeds the present value (10% per annum discount rate) of estimated future net cash flows based on commodity prices at the end of the reporting period plus certain unevaluated property costs. Commodity spot prices at the end of June 2007 for Henry Hub natural gas and West Texas intermediate crude oil were $6.80 per Mcf and $70.47 per barrel.

Our operating income, impacted by the ceiling test impairment charge, declined to $23.1 million in the first nine months 2007 from $26.2 million in the first nine months 2006.

Our net interest expense for the first nine months 2007 increased by $4.2 million from the comparable period last year. This increase was primarily due to our higher weighted average debt outstanding and our higher weighted average interest cost associated with our senior notes that were issued in April 2006 and April 2007. Our weighted average debt outstanding for the first nine months of this year was $183.2 million versus $114.1 million for the comparable period last year.

We recorded deferred income tax expense of $5.2 million in the first nine months of this year compared to deferred income tax expense of $10.0 million in the first nine month of last year. Lower taxes were attributable to both a decrease in income before taxes and the adjustment of our 2006 income tax accrual.

Our reported net income for the first nine months 2007 was $8.4 million ($0.18 per diluted share) versus net income of $14.8 million ($0.33 per diluted share) for the same period last year. Our after-tax earnings in the first nine months 2007 without the effect of our unrealized derivative losses and ceiling test impairment charge were $14.3 million ($0.31 per diluted share) and our after-tax earnings in the first nine months 2006 excluding both unrealized derivative losses and non-cash gains associated with the ineffective portion of our cash flow hedges were $13.0 million ($0.29 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.

The table below lists our oil and gas capital expenditures.

	Nine months ended June 30,
	2007	2006
	(in thousands)

Drilling	$71,068	$106,931
Net land and G&G	9,969	24,244
Capitalized costs	8,849	7,273
Capitalized FAS 143 ARO	325	395
Total oil and gas capital expenditures (a)	$90,211	$138,843

(a)	Excludes the impact of our September 1, 2007 Anadarko Basin Granite Wash asset sale.

FOURTH QUARTER 2007 FORECASTS

The following forecasts and estimates of our fourth quarter 2007 production volumes are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release. We currently expect our fourth quarter 2007 production volumes to average between 33 MMcfe per day and 37 MMcfe per day.

For the fourth quarter 2007, lease operating expenses are projected to be $0.89 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be 3.25% to 3.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.4 million ($0.80 to $0.71 per Mcfe).

MANAGEMENT COMMENTS

Gene Shepherd, Brigham's Chief Financial Officer commented, "Overall, we are pleased with our third quarter 2007 results, which were positively impacted by 20% higher production volumes and reductions in both lease operating and production tax expense. Furthermore, the recently completed Anadarko Basin Granite Wash asset sale significantly enhances the company's liquidity as we begin to lay out a capital expenditure plan for 2008. Unfortunately, our fourth quarter production guidance reflects the impact of our Anadarko Basin Granite Wash asset sale, the pause in our Vicksburg rig line and the natural decline in our Bayou Postillion Southern Louisiana wells. Our first quarter 2008 production volumes should be positively impacted by the late year resumption of our Vicksburg rig line, and the results from both our fourth quarter Mountrail County Bakken wells and our two high impact Southern Louisiana exploration wells."

"At the present time, we are formulating our 2008 capital expenditure budget and expect that our 2008 budget will likely increase relative to 2007, subject to commodity prices. Consistent with recent budgets, the continuation of what is largely development drilling in the Vicksburg will constitute a significant portion of the 2008 budget. In addition, we anticipate that Mountrail county Bakken drilling will also comprise a significant portion of our 2008 budget."

CONFERENCE CALL INFORMATION

Our management will host a conference call to discuss our operational and financial results for the third quarter 2007 with investors, analysts and other interested parties on Wednesday, November 7, 2007, at 10:00 a.m. eastern time. To participate in the call, participants within the U.S. please dial 866-314-9013 and participants outside the U.S. please dial 617-213-8053. The participant passcode for the call is 66867057. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. eastern time on Friday, December 7, 2007. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 63514168. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on November 7, 2007, will be available on our website. To access the press release: go to http://www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Third Quarter 2007 Results and Provides Fourth Quarter 2007 Forecasts and is dated November 6, 2007. To access the other financial and statistical information that will be covered by the conference call that will take place on November 7, 2007, go to http://www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Third Quarter 2007 Conference Call and is dated November 7, 2007.

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions and the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Oil and natural gas sales	$29,481	$24,487	$92,250	$74,977
Hedging settlements	1,975	1,380	3,405	2,621
	31,456	25,867	95,655	77,598
Unrealized hedging gains/ losses	(327)	99	(2,985)	(288)
	31,129	25,966	92,670	77,310
Other revenue	17	57	73	87
Total revenue	31,146	26,023	92,743	77,397

Costs and expenses:
Lease operating	2,564	2,672	8,458	7,938
Production taxes	951	1,259	1,573	3,455
General and administrative	2,514	1,985	6,973	5,936
Depletion of oil and natural gas properties	14,776	11,910	45,347	33,272
Impairment of oil and natural gas properties	—	—	6,505	—
Depreciation and amortization	147	140	468	376
Accretion of discount on asset retirement obligations	87	80	298	229
	21,039	18,046	69,622	51,206
Operating income	10,107	7,977	23,121	26,191

Other income (expense):
Interest expense, net	(3,976)	(2,669)	(11,071)	(6,899)
Interest income	271	518	536	1,072
Other income (expense)	105	2,507	1,007	4,394
	(3,600)	356	(9,528)	(1,433)
Income before income taxes	6,507	8,333	13,593	24,758
Income tax expense:
Current	—	—	—	—
Deferred	(2,324)	(3,087)	(5,227)	(9,971)
	(2,324)	(3,087)	(5,227)	(9,971)
Net income	$4,183	$5,246	$8,366	$14,787

Net income per share available to common stockholders:
Basic	$0.09	$0.12	$0.19	$0.33
Diluted	$0.09	$0.12	$0.18	$0.33

Weighted average shares outstanding:
Basic	45,123	45,027	45,085	45,005
Diluted	45,477	45,294	45,490	45,451

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Average net daily production:
Natural gas (MMcf)	37.0	29.1	37.0	28.8
Oil (Bbls)	1,078	1,166	1,104	1,220
Equivalent natural gas (MMcfe) (6:1)	43.4	36.1	43.6	36.2

Total net production:
Natural gas (MMcf)	3,327	2,616	9,997	7,789
Oil (MBbls)	97	105	298	330
Equivalent natural gas (MMcfe) (6:1)	3,909	3,245	11,784	9,766
% Natural gas	85%	81%	85%	80%

Sales price:
Natural gas ($/Mcf)	$6.71	$6.48	$7.23	$6.78
Oil ($/Bbl)	73.65	71.86	66.95	67.22
Equivalent natural gas ($/Mcfe) (6:1)	7.54	7.55	7.83	7.68

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$7.31	$6.99	$7.56	$7.12
Oil ($/Bbl)	73.43	72.36	67.26	67.22
Equivalent natural gas ($/Mcfe) (6:1)	8.05	7.97	8.12	7.95

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$7.31	NA	$7.34	NA
Oil ($/Bbl)	70.35	NA	64.60	NA
Equivalent natural gas ($/Mcfe) (6:1)	7.96	NA	7.86	NA

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2007	December 31, 2006
Assets:	(unaudited)
Current assets	$34,062	$31,218
Oil and natural gas properties, net (full cost method)	487,832	485,525
Other property and equipment, net	1,072	936
Other non-current assets	5,504	4,908
Total assets	$528,470	$522,587

Liabilities and stockholders' equity:
Current liabilities	$38,085	$57,453
Senior notes	158,432	123,434
Senior credit facility	—	25,900
Mandatorily redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	38,394	34,609
Other taxes payable	2,159	—
Other non-current liabilities	5,034	5,075
Total liabilities	$252,205	$256,572
Stockholders' equity	276,265	266,015
Total liabilities and stockholders' equity	$528,470	$522,587

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$4,183	$5,246	$8,366	$14,787
Depletion, depreciation and amortization	14,923	12,050	45,815	33,648
Impairment of oil and gas properties	—	—	6,505	—
Accretion of discount on ARO	87	80	298	229
Amortization of deferred loan fees and debt issuance costs	252	205	713	1,473
Non-cash stock compensation	617	291	1,455	1,134
Market value adjustments for derivatives instruments	327	(2,436)	2,985	(2,926)
Deferred income tax expense	2,324	3,087	5,227	9,971
Other noncash items	(4)	—	(4)	64
Changes in operating assets and liabilities	3,367	(3,682)	1,992	15,915
Cash flows provided by operating activities	$26,076	$14,841	$73,352	$74,295

Cash flows used by investing activities	(1,673)	(13,272)	(75,163)	(126,139)
Cash flows (used) provided by financing activities	(26,190)	(3)	8,007	57,483
Net increase (decrease) in cash and cash equivalents	$(1,787)	$1,566	$6,196	$5,639

SUMMARY PER MCFE DATA
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Oil and natural gas sales	$7.54	$7.55	$7.83	$7.68
Hedge settlements	0.51	0.43	0.29	0.27
Unrealized hedge gains (losses)	(0.08)	0.03	(0.25)	(0.03)
Other revenue	0.00	0.02	0.01	0.01
	$7.97	$8.03	$7.88	$7.93
Costs and expenses:
Lease operating	0.66	0.82	0.72	0.81
Production taxes	0.24	0.39	0.13	0.35
General and administrative	0.64	0.61	0.59	0.61
Depletion of oil and natural gas properties	3.78	3.67	3.85	3.41
Impairment of oil and natural gas properties	0.00	0.00	0.55	0.00
Depreciation and amortization	0.04	0.04	0.04	0.04
Accretion of discount on ARO	0.02	0.02	0.03	0.02
	$5.38	$5.55	$5.91	$5.24
Operating income	$2.59	$2.48	$1.97	$2.69

Interest expense, net of interest income (a)	(0.95)	(0.66)	(0.89)	(0.60)
Other income (expense) (b)	0.03	0.05	0.09	0.12
Adjusted income	$1.67	$1.87	$1.17	$2.21

(a) Calculated as interest expense minus interest income divided by production for period.
(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO AFTER-TAX EARNINGS
EXCLUDING THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Net income (loss) as reported	$4,183	$5,246	$8,366	$14,787
Unrealized derivative (gains) losses	327	(99)	2,985	288
Unrealized derivative (gains) losses on ineffective hedges	—	(2,336)	—	(3,213)
Impairment of oil and natural gas properties	—	—	6,505	—
Tax impact	(117)	902	(3,541)	1,178
Earnings excluding the effect of certain items	$4,393	$3,713	$14,315	$13,040

Earnings without the effect of certain items represents net income excluding the following: unrealized gains and losses on derivative contracts; unrealized gains and losses related to ineffectiveness on our derivatives that were previously classified as cash flow hedges; and our non-cash impairment charge on our oil and gas properties. Management believes that exclusion of these items enhances comparability of operating results between periods.

SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF NOVEMBER 5, 2007
(unaudited)

		Hedge	2007	2008				2009
		Strategy	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Natural Gas Collars:
Daily volumes	MMBtu/d		16,739	12,857	8,242	7,826	543	—	—
Floor	$/MMBtu	Cash flow	$7.698	$8.203	$6.980	$6.948	$7.250	$—	$—
Cap	$/MMBtu	Cash flow	$12.242	$13.574	$9.735	$9.843	$10.400	$—	$—

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d		—	—	—	—	1,630	1,667	—
Floor	$/MMBtu	Cash flow	$—	$—	$—	$—	$8.00	$8.00	$—
Cap	$/MMBtu	Cash flow	$—	$—	$—	$—	$5.50	$5.50	$—
Written put	$/MMBtu	Undesignated	$—	$—	$—	$—	$10.35	$10.35	$—

Oil Collars:
Daily volumes	Bbls/d		603	478	385	272	228	100	99
Floor	$/Bbl	Cash flow	$59.83	$60.61	$61.55	$61.65	$59.96	$62.00	$62.00
Cap	$/Bbl	Cash flow	$83.87	$84.15	$81.45	$81.66	$79.50	$81.75	$81.75

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE	Brigham Exploration Company
-0-	11/06/2007
/CONTACT:	Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.bexp3d.com /
(BEXP)
CO: Brigham Exploration Company ST: Texas IN: OIL SU: ERN ERP CCA